EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NOVACAL PHARMACEUTICALS, INC.

Ron Najafi and Jack O’Reilly hereby certify as follows:

1. They are the President and Treasurer, respectively, of NOVACAL PHARMACEUTICALS, INC., a California corporation.

2. The Articles of Incorporation of NOVACAL PHARMACEUTICALS, INC., a California corporation, is amended and restated to read in full as follows:

ARTICLE 1.

The name of this corporation (“Corporation”) is NOVACAL PHARMACEUTICALS, INC.

ARTICLE 2.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE 3.

This Corporation is authorized to issue two classes of stock, designated “Preferred Stock” and “Common Stock,” respectively. The total number of shares which this Corporation shall have authority to issue is One Hundred Three Million (103,000,000), having a par value of $0.01 per share. The number of shares of Common Stock authorized to be issued is Sixty-Four Million (64,000,000) shares, having a par value of $0.01 per share. The number of shares of Preferred Stock authorized to be issued is Thirty-nine Million (39,000,000), having a par value of $0.01 per share. The initial series of Preferred Stock shall comprise Four Million (4,000,000) shares and shall be designated as “Series A Preferred Stock.” The second Series of Preferred Stock shall comprise Seven Million (7,000,000) shares and shall be designated as “Series B Preferred Stock.” The third Series of Preferred Stock shall comprise Eight Million (8,000,000) shares and shall be designated as “Series C Preferred Stock.” The fourth Series of Preferred Stock shall comprise Twenty Million (20,000,000) shares and shall be designated as “Series D Preferred Stock.”

ARTICLE 4.

A statement of the rights, preferences, privileges and restrictions granted to or imposed on the Series A, B, C and D Preferred Stock and/or the Common Stock and the holders thereof is as follows:

4.1. Dividends. The holders of Common Stock and/or Series A, B, C and/or D Preferred Stock shall be entitled to such dividends if, as and when declared by the Board of Directors out of any assets at the time legally available therefor. Notwithstanding the foregoing, however, no dividends shall be declared to the holders of the Common shares unless and until the holders of the Series A, B, C and D Preferred shares shall have received dividends on a cumulative annual basis, out of funds of this corporation legally available for the payment of dividends, at the rate of Two Cents ($0.02) per annum per share; it being understood that the foregoing restriction relates only to the declaration of and prohibition of dividends upon Common shares and does not confer any affirmative dividend rights upon the Series A, B, C or D Preferred shares and that said restriction shall terminate upon the conversion of all of the Series A, B, C or D Preferred shares (as to said Series so fully converted) into Common shares of the Corporation as hereinafter provided. Proportionate and equitable adjustments shall be made relative to said rate of dividends in the event that the Preferred Stock is split, is reverse split, becomes entitled to a Preferred Stock dividend or is otherwise reclassified or reorganized.

4.2. Voting Rights. So long as any shares of Series B Preferred Stock remain outstanding, the holders of shares of Series B Preferred Stock, voting for such purpose as a single class, shall be entitled to elect one (1) member of Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors, to remove from office such director, and to fill any vacancy caused by the resignation, death or removal of any such director. For as long as shares of the Series C and/or D Preferred Stock remain outstanding, the holders of the Series C and D Preferred Stock, voting together for such purpose as a single class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors, to remove from office such director, and to fill any vacancy caused by the resignation, death or removal of any such director. All of the shares of Series A Preferred Stock and the shares of Common stock, taken together as a single class, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors, to remove from office such directors, and to fill any vacancy caused by the resignation, death or removal of any such director. Except as above set forth, as otherwise required by law or as otherwise set forth herein, all shares of Preferred Stock , regardless of series, shall constitute and vote together, with the shares of the Corporation’s Common Stock, as a single class, whenever the law or these Articles require the approval of any matter (other than the election of the Board of Directors, as above provided) by the shares or shareholders of the Corporation. For purposes of all votes at any annual or special meeting of shareholders of the Corporation, or any action taken by written consent, except as otherwise required by law or as set forth herein, each holder of shares of Preferred Stock shall be entitled to such number of votes for the Preferred Stock held by the holder on the record date for the meeting at which such matter is to be considered and/or approved, or on the effective date of a written consent under which the matter is approved, as shall be equal to the whole number of shares of the Corporation’s Common Stock into which his, her or its shares of Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

4.3. Conversion. The holders of Series A Preferred Stock shall have conversion rights (“Series A Conversion Rights”), the holders of Series B Preferred Stock shall have conversion rights (“Series B Conversion Rights”), the holders of Series C Preferred Stock shall have conversion rights (“Series C Conversion Rights”) and the holders of Series D Preferred Stock shall have conversion rights (“Series D Conversion Rights”) as follows:

(a) Right To Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into that number of shares of fully paid and nonassessable Common Stock as is determined by dividing Forty Cents ($0.40) by the Series A Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (“Series A Conversion Price”) shall initially be Forty Cents ($0.40) per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into that number of shares of fully paid and nonassessable Common Stock as is determined by dividing Forty-Seven Cents ($0.47) by the Series B Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (“Series B Conversion Price”) shall initially be Forty-Seven Cents ($0.47) per share of Common Stock. Such initial Series B Conversion Price shall be adjusted as hereinafter provided. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into that number of shares of fully paid and nonassessable Common Stock as is determined by dividing Eighty-Five Cents ($0.85) by the Series C Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock (“Series C Conversion Price”) shall initially be Eighty-Five Cents ($0.85) per share of Common Stock. Such initial Series C Conversion Price shall be adjusted as hereinafter provided. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into that number of shares of fully paid and nonassessable Common Stock as is determined by dividing One Dollar Fifty Cents ($1.50) by the Series D Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series D Preferred Stock (“Series D Conversion Price”) shall initially be One Dollar Fifty Cents ($1.50) per share of Common Stock. Such initial Series D Conversion Price shall be adjusted as hereinafter provided.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common

Stock as is determined by dividing Forty Cents ($0.40) by the Series A Conversion Price; each share of Series B Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Forty-Seven Cents ($0.47) by the Series B Conversion Price; each share of Series C Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Eighty-Five Cents ($0.85) by the Series C Conversion Price; and each share of Series D Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Dollar Fifty Cents ($1.50) by the Series D Conversion Price; and with all such conversions determined as hereinafter provided, in effect on the date of, and immediately upon, the occurrence of the earliest to occur of the following events:

(i) the consummation of the Corporation’s initial firm commitment underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, if the gross price received for each share is not less than Two Dollars ($2.00) (exclusive of commissions and underwriter fees) and if the aggregate gross price received for all of said shares is not less than Fifteen Million Dollars ($15,000,000) (“Initial Public Offering”); or

(ii) any merger, reverse merger, sale of all or substantially all of the Corporation’s assets or similar transaction pursuant to which control of the Corporation’s business is transferred to an independent party or parties, and the cash and fair value of other consideration to be received for each Common share (with all outstanding conversion, warrant, option and other rights deemed converted and exercised) is not less than Two Dollars ($2.00); or

(iii) the vote, consent or agreement of the holders of not less than a majority of the outstanding shares of the Series A, B, C and D Preferred Stock to so convert all of the outstanding shares of said Series A, B, C and D Preferred Stock.

It is understood that the Two Dollars ($2.00) per share price as referenced in (b)(i) and (b)(ii) above shall be equitably and proportionately adjusted in the event of a subdivision or consolidation of the Corporation’s Common Stock due to a stock split, stock dividend, reverse stock split or similar event.

(c) Mechanics of Conversion.

(i) Voluntary Conversion. Before any holder of Series A, B, C or D Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he, she or it elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock should be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, B, C or D Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A, B, C or D Preferred Stock to be converted, and the party or parties entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date, without regard to the actual date of delivery of such certificate or certificates.

(ii) Automatic Conversion - Common Stock. Upon the automatic conversion of Series A, B, C and D Preferred Stock pursuant to subparagraph (b) of this Section 4.3, the former holder of Series A, B, C and/or D Preferred Stock shall surrender the certificate or certificates therefor to the office of the Corporation or of any transfer agent for such stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such former holder of Series A, B, C and/or D Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the closing of the Initial Public Offering with respect to an automatic conversion pursuant to subparagraph (b)(i) of this Section 4.3 or immediately prior to the close of business on the date of the merger or sale of assets or other transaction identified in subparagraph (b)(ii) of this Section 4.3 with respect to an automatic conversion pursuant to said subparagraph (b)(ii), or as of the date specified by the written favorable approval, consent, vote or agreement in subparagraph (b)(iii) of this Section 4.3 (or lacking such, as of the date of such writing), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date, without regard to the actual date of delivery of such certificate or certificates.

(d) Adjustments to Series A, B, C and D Conversion Price for Certain Diluting Issues.

(i) Special Definitions. For purposes of this Section 4.3(d), the following definitions apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(B) “Series A Original Issue Date” shall mean the date on which a share of such Series A Preferred Stock was first issued, “Series B Original Issue Date” shall mean the date on which a share of such Series B Preferred Stock was first issued, “Series C Original Issue Date” shall mean the date on which a share of such Series C Preferred Stock was first issued, and “Series D Original Issue Date” shall mean the date on which a share of such Series D Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A, B, C and D Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock: shall mean all shares of Common Stock issued (or, pursuant to Section 4.3(d)(iii) of this Article 4, deemed to be issued) by the Corporation after the Series A Original Issue Date, or after the Series B Original Issue Date, or after the Series C Original Issue Date, or after the Series D Original Issue Date, as the case may be, other than:

(1) shares of Common Stock issued upon conversion of any shares of Series A, B, C and/or D Preferred Stock;

(2) shares of the Corporation’s Common Stock (or related options) issued (or, pursuant to Section 4.3(d)(iii) of this Article 4, deemed to be issued) to employees, officers, directors or consultants of the Company pursuant to any employee stock offering, plan, agreement, or arrangement;

(3) shares of Common Stock which are issued (or pursuant to Section 4.3(d)(iii) of this Article 4, deemed to be issued) to employees, officers, directors and consultants of the Corporation after such shares have been reacquired (upon the termination or expiration of Options or otherwise) from other such persons upon the termination of their relationship with the Corporation:

(4) shares of Common Stock issued as a dividend or distribution on Series A, B, C and/or D Preferred Stock; or

(5) shares of Common Stock issued or issuable for which adjustment of the Series A, B, C and/or D Conversion Price is made pursuant to Section 4.3(e) of this Article 4; or

(6) shares of Common or Preferred stock issued in connection with a principally business oriented transaction, such as in connection with the acquisition of all or a part of another business entity by merger, purchase of assets or capital stock or equity or other reorganization, a corporate partnering, lease, or bank or similar financial institution loan; or

(7) warrant rights granted, and shares issued upon any exercise of warrant rights so granted, in connection with the issuance of Series A, B, C or D Preferred shares or any warrant rights issued before March 31, 2004 or the issuance of any shares upon the exercise thereof; or

(8) shares of Common Stock issued or issuable pursuant to a written approval, consent, vote or agreement by the holders of more than fifty percent (50%) of the outstanding shares of Series A, B, C and D Preferred shares, acting together, to the effect that such shares of Common Stock are not “Additional Shares of Common Stock” for purposes hereof.

(E) “Board” shall mean the Board of Directors of the Corporation.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price, or in the Series B Conversion Price, or in the Series C Conversion Price, or in the Series D Conversion Price, as the case may be, shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4.3(d)(v) of this Article 4) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, or the Series B Conversion Price, or the Series C Conversion Price, or the Series D Conversion Price, as the case may be, in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation, at any time, or from time to time, after the Series A Original Issue Date, or after the Series B Original Issue Date, or after the Series C Original Issue Date, or after the Series D Original Issue Date, as the case may be, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments in the Series A Conversion Price, in the Series B Conversion Price, in the Series C Conversion Price or in the Series D Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, or the Series B Conversion Price, or the Series C Conversion Price, or the Series D Conversion Price, as the case may be, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price shall affect the Common Stock previously issued upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, or the Series D Preferred Stock);

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, or the Series B Conversion Price, or the Series C Conversion Price, or the Series D Conversion Price, as the case may be, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(2) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.3(d)(v) of this Article 5) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series A Conversion Price, or the Series B Conversion Price, or the Series C Conversion Price, or the Series D Conversion Price, to an amount which exceeds the lower of (1) the Series A Conversion Price, or the Series B Conversion Price, or the Series C Conversion Price, or the Series D Conversion Price, as the case may be, on the original adjustment date, or (2) the Series A Conversion Price, or the Series B Conversion Price, or the Series C Conversion Price, or the Series D Conversion Price, as the case may be, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Series A Original Issue Date, or after the Series B Original Issue Date, or after the Series C Original Issue Date, or after the Series D Original Issue Date, as the case may be, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.3(d)(iii) of this Article 4), without consideration or for a consideration per share less than the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, as the case may be, in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying each of the relevant and applicable Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, as the case may be, by a fraction, the numerator of which shall be (A) the number of shares of Common Stock actually issued and outstanding immediately prior to such issue plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price, or the Series B Conversion Price, or the Series C Conversion Price, or the Series D Conversion Price, as the case may be, in effect immediately prior to such issuance, and the denominator of which shall be (X) the number of shares of Common Stock actually issued and outstanding immediately prior to such issue plus (Y) the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock issued and outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and all outstanding Options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date. Any provision herein to the contrary notwithstanding, no adjustment to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price shall be made pursuant to this Section 4.3(d)(iv) unless such adjustment or adjustments in the aggregate exceed One Cent ($0.01) from the prior Series A Conversion Price, or the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, as the case may be, in any twelve (12) month period.

(v) Determination of Consideration. For purposes of this Section 4.3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.3(d)(iii) of this Article 4, relating to Options and Convertible Securities shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) Adjustments to Series A, B, C and D Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event the Corporation at any time or from time to time after the Series A Original Issue Date, or the Series B Original Issue Date, or the Series C Original Issue Date, or the Series D Original Issue Date, as the case may be, shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price in effect immediately prior to such event, shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then for purposes of this Section 4.3(e) the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, or the Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a merger, sale of assets or other transaction provided for in Section 4.3(b)(i)(B) above, a subdivision or combination of share provided for in Section 4.3(e) of this Article 4 above, or a merger or other reorganization referred to in Section 4.4(d) of this Article 4 below), the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock immediately before that change.

(g) No Impairment. The Corporation will not, except by a properly approved amendment of its Articles of Incorporation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Section 4.3 to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Rights, the Series B Conversion Rights, the Series C Conversion Rights, and the Series D Conversion Rights against impairment.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price pursuant to this Section 4.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, B, C and D Preferred Stock, as relevant, a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, B, C or D Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A, B, C or D Conversion Price, as relevant to said holder, at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A, B, C or D Preferred Stock.

(i) Notices of Record Date. In the event that the Corporation shall propose at any time: (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A, B, C and D Preferred Stock:

(i) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (c) and (d) above; and

(ii) in the case of the matters referred to in clauses (c) and (d) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common on conversion of Series A, B, C or D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, B, C and D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, B, C and D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, B, C and/or D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Restated Articles.

(l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A, B, C or D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A, B, C or D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(m) Notices. Any notice required by the provisions of this Section 4.3 to be given to the holders of shares of Series A, B, C or D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

4.4. Liquidation Preference. So long as any shares of Series A Preferred Stock, or Series B Preferred Stock, or Series C Preferred Stock, or Series D Preferred Stock remain outstanding, the rights of holders of Series A, B, C and D Preferred Stock and the Common Stock of the Corporation in the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be as follows:

(a) The holders of the Series A, B, C and D Preferred Stock shall be entitled to receive, on a prorata basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, by reason of their ownership thereof, the amount of Forty Cents ($0.40) per share for each share of Series A Preferred Stock, the amount of Forty-Seven Cents ($0.47) per share for each share of Series B Preferred Stock, the amount of Eighty-Five Cents ($0.85) per share for each share of Series C Preferred Stock, and the amount of One Dollar Fifty Cents ($1.50) for each share of Series D Preferred Stock (with said amounts adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such share, for each relevant share then held by them. If the assets and funds thus distributed among the holders of the Series A, B, C and D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably and proportionally among the holders of the Series A, B, C and D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) After the payment or setting apart to the holders of the preferential amounts so payable to them pursuant to Section 4.4(a) above, the remaining assets and funds of the Corporation available for distribution, if any, shall be distributed, ratably, to the holders of the Common Stock.

(c) For purposes of this Section 4.4, a merger of the Corporation with or into any other corporation or corporations (other than a mere reincorporation transaction), a sale of all or substantially all of the assets of the Corporation or a transaction or series of related transactions (other than a public offering of the Corporation’s securities, or a merger or sale of assets as described in Section 4.3(b)(ii), or the sale of its Series A, B, C and/or D Preferred Stock) in which the Corporation issues shares (pursuant to a business combination, sale or acquisition transaction) representing more than 50% of the voting power of the Corporation immediately after giving effect to such transaction, shall be treated as a liquidation, dissolution or winding up for purposes of this Section 4.4. Any securities to be delivered to the holders of the Series A, B, C or D Preferred Stock and Common Stock pursuant to such event shall be valued by the Board of Directors of the Corporation acting in good faith.

(d) In the event of a transaction (or series of related transactions) to be treated as a liquidation pursuant to this Section 4.4, the Corporation shall give each holder of record of Series A, B, C and D Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5.4, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Series A, B, C and D Preferred Stock, voting together as one class for this purpose.

4.5. No Reissuance of Series A Preferred Stock. No share or shares of Series A, B, C and/or D Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may, from time to time, take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A, B, C or D Preferred Stock.

4.6. Restrictions and Limitations (Series A Preferred Stock).

(a) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, alter, change or amend the rights, preferences or privileges of the Series A Preferred Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, increase or decrease (other than decreases resulting from the conversion of any shares of Series A Preferred Stock) the authorized number of Series A Preferred shares.

(c) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock create any new class or series of capital stock having rights, preferences or privileges prior to the Series A Preferred Stock, or increase the rights, preferences and privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the Series A Preferred Stock.

4.7. Restrictions and Limitations (Series B Preferred Stock)

(a) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, acting together as a single class, alter, change or amend the rights, preferences or privileges of the Series B Preferred Stock.

(b) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, acting together as a single class, increase or decrease (other than decreases resulting from the conversion of any shares of Series B Preferred Stock) the authorized number of Series B Preferred shares.

(c) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, acting together as a single class, create any new class or series of capital stock having rights, preferences or privileges prior to the Series B Preferred Stock, or increase the rights, preferences and privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the Series B Preferred Stock.

4.8. Restrictions and Limitations (Series C Preferred Stock).

(a) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, alter, change or amend the rights, preferences or privileges of the Series C Preferred Stock.

(b) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, increase or decrease (other than decreases resulting from the conversion of any shares of Series C Preferred Stock) the authorized number of Series C Preferred shares.

(c) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock create any new class or series of capital stock having rights, preferences or privileges prior to the Series C Preferred Stock, or increase the rights, preferences and privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the Series C Preferred Stock.

4.9 Restrictions and Limitations (Series D Preferred Stock).

(a) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, alter, change or amend the rights, preferences or privileges of the Series D Preferred Stock.

(b) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, increase or decrease (other than decreases resulting from the conversion of any shares of Series D Preferred Stock) the authorized number of Series D Preferred shares.

(c) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series D Preferred Stock create any new class or series of capital stock having rights, preferences or privileges prior to the Series D Preferred Stock, or increase the rights, preferences and privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the Series D Preferred Stock.

ARTICLE 5.

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE 6.

The Corporation is authorized to provide indemnification of agents, as defined in Section 317 of the California General Corporation law, through bylaw provisions, agreements with such agents, votes of shareholders or disinterested directors otherwise, or any combination of the foregoing, in excess of the indemnification otherwise permitted by said Section 317, subject only to the limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty of the Corporation and its shareholders.

3. The foregoing amendment and restatement of the Articles of Incorporation of NOVACAL PHARMACEUTICALS, INC. has been duly approved by the Board of Directors of said Novacal Pharmaceuticals, Inc.

3. The foregoing Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with sections 603 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing amendment and restatement of the Articles of Incorporation was 9,530,565 shares of Common Stock, 3,190,032 shares of Series A Preferred Stock, 6,850,580 shares of Series B Preferred Stock, and 6,666,659 shares of Series C Preferred Stock. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock, a majority of the outstanding shares of Series A Preferred Stock, a majority of the outstanding shares of Series B Preferred Stock, and a majority of the outstanding shares of Series C Preferred Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: 5 / 15 , 2005

/s/ RON NAJAFI
Ron Najafi, President

/s/ JACK O’REILLY
Jack O’Reilly, Treasurer
(Chief Financial Officer)

CERTIFICATE OF OWNERSHIP

Ramin Najafi and Robert R. Tufts hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of NovaCal Pharmaceuticals, Inc., a California corporation.

2. This corporation owns all the outstanding shares of NovaBay Pharmaceuticals, Inc., a California corporation.

3. The board of directors of this corporation have duly adopted the following resolutions:

RESOLVED, that this corporation merge NovaBay Pharmaceuticals, Inc., its wholly-owned subsidiary corporation, into itself and assume all its obligations pursuant to Section 1110 of the California Corporations Code; and

RESOLVED FURTHER, that Article 1 of the Amended and Restated Articles of Incorporation of this corporation be amended and restated in its entirety to read as follows:

“ARTICLE 1.

The name of this corporation (“Corporation”) is NovaBay Pharmaceuticals, Inc.”

*   *   *

We further declare under penalty of perjury that we are the persons who executed the foregoing Certificate of Ownership and said instrument is our act and deed, and that the matters set forth in this Certificate of Ownership are true and correct of our own knowledge. Executed in Emeryville, CA.

Executed this 9th day of February, 2007.

/s/ RAMIN NAJAFI
Ramin Najafi
President

/s/ ROBERT R. TUFTS
Robert R. Tufts
Secretary

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NOVABAY PHARMACEUTICALS, INC.,

a California corporation

The undersigned, John O’Reilly and Robert R. Tufts, hereby certify that:

ONE: They are the duly elected and acting Senior Vice President, Corporate Development and Secretary of NovaBay Pharmaceuticals, Inc. (the “Corporation”).

TWO: That Article 3 of the Amended and Restated Articles of Incorporation of the Corporation shall be amended and restated to read in full as follows:

“ARTICLE 3

This Corporation is authorized to issue two classes of stock, designated “Preferred Stock” and “Common Stock,” respectively. The total number of shares which this Corporation shall have authority to issue is One Hundred Three Million (103,000,000), having a par value of $0.01 per share. The number of shares of Common Stock authorized to be issued is Sixty-Four Million (64,000,000) shares, having a par value of $0.01 per share. The number of shares of Preferred Stock authorized to be issued is Thirty-nine Million (39,000,000), having a par value of $0.01 per share. The initial series of Preferred Stock shall comprise Four Million (4,000,000) shares and shall be designated as “Series A Preferred Stock.” The second Series of Preferred Stock shall comprise Seven Million (7,000,000) shares and shall be designated as “Series B Preferred Stock.” The third Series of Preferred Stock shall comprise Eight Million (8,000,000) shares and shall be designated as “Series C Preferred Stock.” The fourth Series of Preferred Stock shall comprise Twenty Million (20,000,000) shares and shall be designated as “Series D Preferred Stock.”

Upon the filing of this Certificate of Amendment to the Amended and Restated Articles of Incorporation with the California Secretary of State, without any further action on the part of the holders thereof, each outstanding share of the Corporation’s Common Stock shall be automatically converted into 0.5 of a share of Common Stock. No fractional shares of Common Stock shall be issued as a result of this conversion. If any fractional share of Common Stock would be delivered upon such conversion to any shareholder, the Corporation shall pay to the shareholder entitled to such fractional share an amount in cash equal to the fair value of such fractional share (as determined in good faith by the Board of Directors of the Corporation) as of the date of filing of this Certificate of Amendment to the Amended and Restated Articles of Incorporation with the California Secretary of State (the “Filing Date”). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Common Stock held by such shareholder as of the Filing Date and the number of shares of Common Stock issuable to such shareholder, on an aggregate basis, upon such conversion.”

*        *        *

THREE: The foregoing amendment has been approved by the Board of Directors of the Corporation.

FOUR: The foregoing amendment has been duly approved by the required vote of the shareholders of the Corporation in accordance with sections 603 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing amendment was 12,998,368 shares of Common Stock, 3,215,032 shares of Series A Preferred Stock, 6,864,410 shares of Series B Preferred Stock, 6,666,659 shares of Series C Preferred Stock and 2,481,094 shares of Series D Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being (i) a majority of the outstanding shares of Common Stock and (ii) a majority of the outstanding shares of Common Stock and Preferred Stock voting together a single class on an as-converted basis.

[SIGNATURE PAGE FOLLOWS]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: August 8, 2007

/s/ JOHN O’REILLY
John O’Reilly,
Senior Vice President, Corporate Development

/s/ ROBERT R. TUFTS
Robert R. Tufts, Secretary

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NOVABAY PHARMACEUTICALS, INC.,

a California corporation

The undersigned, Ramin Najafi and Robert R. Tufts, hereby certify that:

ONE: They are the duly elected and acting President and Secretary of NovaBay Pharmaceuticals, Inc. (the “Corporation”).

TWO: That Section 4.3(b)(i) of Article 4 of the Amended and Restated Articles of Incorporation of the Corporation shall be amended and restated to read in full as follows:

“(i) the consummation of the Corporation’s initial firm commitment underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, if the aggregate gross price received for all of the shares is not less than Fifteen Million Dollars ($15,000,000) (“Initial Public Offering”); or ”

* * *

THREE: That the last paragraph of Section 4.3(b) of Article 4 of the Amended and Restated Articles of Incorporation shall be amended and restated to read in full as follows:

“It is understood that the Two Dollars ($2.00) per share price as referenced in (b)(ii) above shall be equitably and proportionately adjusted in the event of a subdivision or consolidation of the Corporation’s Common Stock due to a stock split, stock dividend, reverse stock split or similar event.”

* * *

FOUR: The foregoing amendment has been approved by the Board of Directors of the Corporation.

FIVE: The foregoing amendment has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 903 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing amendment was 12,977,618 shares of Common Stock, 3,215,032 shares of Series A Preferred Stock, 6,864,410 shares of Series B Preferred Stock, 6,666,659 shares of Series C Preferred Stock and 2,481,094 shares of Series D Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being (i) a majority of the outstanding shares of Common Stock and Preferred Stock entitled to vote, voting together as a single class on an as-converted basis, and

1

(ii) a majority of the outstanding shares entitled to vote of each series of Preferred Stock, each voting as a separate class.

[SIGNATURE PAGE FOLLOWS]

2

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: September 14, 2007

/s/ RAMIN NAJAFI
Ramin Najafi, President

/s/ ROBERT R. TUFTS
Robert R. Tufts, Secretary